Exhibit 11.1

Consent of the Independent Auditor

We consent to the use in this Annual Report on Form 1-K of 1st stREIT Office Inc. of our report dated April 16, 2018, relating to our audits of the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2017, and the period from November 9, 2016, through December 31, 2016.

Los Angeles, California

April 16, 2018